Free Writing Prospectus
Filed Pursuant to Rule 433
Dated July 27, 2010
Registration Statement No. 333-167489-01

$1,387,770 Ford Credit Auto Owner Trust 2010-B Retail Auto Loans
Jt-Leads: BofAML,BNP,CA,DB
Co-Mgrs (A2-A4): GS,HSBC,Scotia,Wells.  S/G (A2-A4): ALADDIN, LOOP, TOUSSAINT

CL	SIZE MM	WAL	M/F	*	WINDOW	Legal	Bench	Yield	Price	Cpn
A1	$353.00	0.28	P-1/F1	+	8/10-3/11	8/11	ILib+0	0.50555	100.00000	0.50555
A2	$273.30	0.97	Aaa/AAA		3/11-11/11	12/12	EDSF+12	0.652	99.99892	0.65
A3	$473.40	1.97	Aaa/AAA		11/11-5/13	10/14	EDSF+15	0.990	99.98446	0.98
A4	$192.84	3.29	Aaa/AAA		5/13-7/14	9/15	ISWP+25	1.587	99.99432	1.58
B	$40.81	4.12	Aa1/AA		7/14-10/14	2/16	ISWP+90	2.558	99.98257	2.54
C	$27.21	4.20	Aa2/A		10/14-10/14	5/16	ISWP+
D	$27.21	4.20	A1/BBB		10/14-10/14	1/17	ISWP+
*Expected Ratings

OFFERING TYPE:	Public (except for A1 which is 144a)
ASSET TYPE:	Prime Auto Loans
BBERG TICKER:	FORDO 10-B
BILL & DELIVER:	BofAML
PRICING SPEED:	1.3% ABS @ 5% Clean Up Call
ERISA ELIGIBLE:	Yes
SETTLES:	August 4, 2010 flat
FIRST PAY:	August 16, 2010

Class A1
The classes identified above have not been and will not be registered under federal or state securities laws and may only be acquired by qualified institutional buyers in compliance with Rule 144A under the Securities Act of 1933 or otherwise in accordance with an exemption under applicable laws and in compliance with other restrictions.  Before you invest, you should read the final offering circular for more complete information about the issuer and this offering.  Such securities may not be suitable for all investors.  Banc of America Securities LLC and its affiliates may acquire, hold or sell positions in these securities or in related derivatives and may have an investment banking or banking relationship with the issuer.

Classes A2, A3, A4, B, C and D
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322 or you e-mail a request to dg.prospectus_distribution@bofasecurities.com.  The securities may not be suitable for all investors.  Banc of America Securities LLC and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.